UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2019

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 National Business Parkway, 5th Floor

Annapolis Junction, MD 20701

(Address of principal executive offices) (Zip Code)

(301) 323-9000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CFX	New York Stock Exchange
5.75% Tangible Equity Units	CFXA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 6, 2019, Colfax Corporation (the “Company”) entered into Amendment No. 2 (the “Amendment”) to the credit agreement, dated as of December 17, 2018, and as amended on September 25, 2019 (the “Credit Agreement”), by and among the Company, as the borrower, certain U.S. subsidiaries of the Company identified therein, as guarantors, each of the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citizens Bank, N.A., as syndication agent, and the co-documentation agents named therein. As of the effective date of the Amendment, the aggregate outstanding amount under the Term A-1 Loan is $825 million and all amounts outstanding under the Term A-2 Loan have been repaid.

The Amendment decreases the total commitments under the revolving credit facility (the “Revolver”) to $975 million from $1.3 billion and extends the maturity date of each of the Revolver and Term A-1 Loan to December 6, 2024. Additionally, the Amendment increases, subject to certain conditions and restrictions, the base amount under the incremental facilities permitted to be incurred to $800 million from $450 million.

The Amendment also adjusts the timeline for the total leverage ratio step downs as well as removes the “springing” collateral provision in the Credit Agreement, which required the obligations under the Credit Agreement to become secured by certain personal property of the Company and its subsidiaries in the event the total leverage ratio would have been greater than or equal to 3.75 to 1.00 for two consecutive fiscal quarters, under certain conditions.

In addition, the Amendment makes certain changes with respect to how the applicable interest rate margin is determined (including increasing the total leverage ratios on which the applicable interest rate margin is based) and updates certain provisions to address the potential discontinuation of LIBOR as a benchmark rate.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2019, the Board of Directors (the “Board”) of the Company appointed Liam J. Kelly, President and CEO of Teleflex Incorporated, to serve as a director of the Company, effective January 1, 2020. The size of the Board will increase from nine to ten members at such time as Mr. Kelly’s appointment becomes effective. Mr. Kelly has not yet been appointed to serve on any committees of the Board.

The Board affirmatively determined that Mr. Kelly has no material relationship with the Company or any of its consolidated subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and meets the requirements of an “independent director” as defined in Section 303A.02 of the NYSE’s Listed Company Manual for purposes of service on the Board. In addition, Mr. Kelly has not been a participant in any related person transactions required to be disclosed under Item 404(a) of Regulation S-K. The full text of the Company’s press release regarding Mr. Kelly’s appointment is attached hereto as Exhibit 99.1.

Mr. Kelly will participate in the Company’s director compensation package for non-employee directors described in the Company’s definitive proxy statement filed with the SEC on April 2, 2019, except that Mr. Kelly’s initial equity grant will be a pro-rated portion of the annual equity award.

In connection with Mr. Kelly’s appointment to the Board, he and the Company are expected to enter into the Company’s standard form of indemnification agreement for executive officers and directors, the form of which was previously filed as Exhibit 10.3 to the Company’s registration statement on Form S-1 (File No. 333-148486).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment No. 2 to Credit Agreement dated as of December 6, 2019.#

99.1	Colfax Corporation press release dated December 11, 2019.

104	Cover Page Interactive Data File - The cover page from this Current Report on Form 8-K is formatted in Inline XBRL.

# Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2019	COLFAX CORPORATION

	By:	/s/ Christopher M. Hix
	Name:	Christopher M. Hix
	Title:	Senior Vice President, Finance, Chief Financial Officer and Treasurer